Exhibit 99.1

2004 FOURTH QUARTER AND YEAR-END RESULTS RELEASE CONFERENCE CALL

March 3, 2004

Introduction – Scott Mahan

Good afternoon, and welcome to our conference call.  With me today is Brian Crowley, our CEO.

Forward-Looking Statement

Before we begin, let me remind you that this call is being recorded and broadcast live over the Internet, and that a recording of this call will be archived on our website at www.bsquare.com.

Let me also remind you that, except for the historical statements and information contained herein, the matters discussed in this call, including any revenue and net income expectations and comments regarding our product and other growth initiatives, are forward looking statements that involve risks and uncertainties.  Factors that could cause actual results to differ materially include, but are not limited to: a decline in the market for Windows-based or other smart devices or the failure of such market to develop as anticipated; adverse changes in macroeconomic conditions; a decline in the market for our products, technology licenses and services; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings; lack of customer acceptance of new products or initiatives; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks.

A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2003, in the section entitled “Risk Factors”; and in our subsequent Quarterly Reports on Form 10-Q. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this conference call. BSQUARE undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this call, or to reflect the occurrence of unanticipated events.

Financial Results

With that said, I’ll now turn to a discussion of our results.  Let me start with the top-line.

Total revenue for the fourth quarter was $8.9 million, compared to $10.7 million in the fourth quarter of 2003, and $10.6 million in the third quarter of 2004.  As you’ve seen in our public filings, we report two revenue lines, software and service.  I’ll speak to trends in each next.

Software revenue in the fourth quarter was $6.5 million, or 73% of total revenue, as compared to $8.6 million in the fourth quarter of 2003 and $8.1 million in the third quarter of 2004; a decline of $2.1 and $1.6 million respectively.  Software revenue consists of two components.  First, the majority comes from the sale of what we refer to as third party software, primarily Microsoft embedded operating systems.  The second component is BSQUARE’s own proprietary software.

Third party software revenue was $5.8 million in the fourth quarter, or 89% of total software revenue, compared to $7.8 million in the fourth quarter of 2003 and $7.5 million in the third quarter of 2004.  Virtually the entire revenue shortfall this quarter stemmed from the decline in third-party software sales.  This decline was, in turn, largely due to lower-than-anticipated order volumes from our largest customer, Cardinal Healthcare, which managed inventory levels down unexpectedly.  Cardinal represented 19% and 17% of total revenue for the years ended 2004 and 2003, respectively.  As investors saw in this most recent quarter, Cardinal’s ordering patterns can cause significant swings in our revenue.

We do expect Cardinal to return to normal ordering patterns late in Q1.  This fact, coupled with a 20% sequential increase in sales of Microsoft embedded toolkits, lead us to expect sales of third party software to rebound in Q1.

We had another strong quarter in sales of BSQUARE proprietary products.  BSQUARE software products contributed $680,000 of revenue in the fourth quarter, or 11% of software revenue, as compared to $796,000 and $635,000 in the fourth quarter of 2003 and third quarter of 2004, respectively.  Sales were strong, even as sales of SDIO Now! declined in the quarter as expected.  Sales of SDIO Now! were $357,000 and $443,000 in the fourth quarters of 2004 and 2003, respectively, and $578,000 in the third quarter of 2004. We generated $320,000 in non-SDIO BSQUARE software sales during the quarter.  We saw a purchase of our Smartbuild reference design, in the amount of $190,000, from a military contractor we worked with previously.  We expect future purchases from this customer but likely not in Q1.  Our Smartbuild reference design demonstrates the types of opportunities on which we plan to capitalize in 2005.

Software revenue for the full-year 2004 was $28.4 million, including $25.7 million in third party software sales and $1.8 million in sales of SDIO Now!  This compared to software revenue of $28.2 million for the full-year 2003, which included $25.2 million in third party software sales and $1.6 million in sales of SDIO Now!  Sales of third party software were relatively flat year-over-year because of two soft quarters in 2004 driven by ordering lulls from Cardinal Healthcare.

The other significant component of revenue is service revenue.  Service revenue for the quarter was $2.4 million, or 27% of total revenue, compared to $2.1 million in the fourth quarter of 2003 and $2.4 million in the third quarter of 2004.  As we stated in our earnings release, our Q4 service revenue results were disappointing, not having shown any upward movement for three quarters, despite adding sales capacity.  A Q1 2005 focus is to strengthen sales management and execution in this area, which Brian will speak to later.  We expect service revenue to pick-up in Q1 based on current activity levels.

For the full-year 2004, service revenue was $10.6 million, compared to $9.4 million in 2003.  The year-over-year increase stemmed from several large Smartphone projects and a larger number of projects in general.

Now, I’ll turn to a discussion of gross profit margin.  For the last four quarters, overall gross margin has been hovering between 22-25%, which is a vast improvement over 2003 wherein our margin was as low as 10% and ended 2003 at 17%.  The year over year improvement stemmed almost entirely from improvements in our services area.  A key focus of the company is the gross margin line given the variability in the top line which can stem from fairly significant swings in sales of low margin third party software products.  Third party software margins generally run in the mid-teens.  In fact, margin contribution from sales of high margin BSQUARE software and higher margin engineering services contributed approximately $1.5 million more in gross margin during 2004 than third party software, despite representing only 34% of total revenue.

Software gross margin was 24% for the quarter, compared to 20% and 21% for the fourth quarter of 2003 and the third quarter of 2004, respectively.  The increase in software margin in the fourth quarter was driven by high-margin BSQUARE software products comprising a larger percentage of software revenue.  For the full-year 2004, software margin was 23% compared to 24% in the prior year.

Service gross margin was 22% in the fourth quarter, compared to a negative (16)% in the fourth quarter of 2003, and a positive 24% in the third quarter of 2004.  In absolute dollars, fourth quarter service gross margin was down a negligible $46,000 from the third quarter of 2004.  For the full-year 2004, service gross margin was 25% compared to a negative (4)% in the prior year.  The year-over-year increase reflects improvements in the areas of contract management, pricing, and resource utilization.

It is unlikely we will see percentage margin improvement in third party software during 2005, as margins on sales of Microsoft embedded operating systems are increasingly competitive. With regard to services, we are focusing on increasing our margin, both in absolute dollars and as a percentage, through top line growth and increased operational efficiencies.

Specifically, for the last several quarters, our service capacity has been underutilized due to lower than expected sales volumes.  As billable hours and revenue increase, there should be little corresponding increase in service costs due to this capacity availability.  As we do increase personnel to accommodate increased activity, we plan to do so largely through our lower cost Taiwan operation.  Additionally, we are implementing programs to increase resource utilization.

Our overall goal is to raise our service gross margin, currently around 22%, into the mid 30% range, or higher, on a quarterly basis by the end of 2005.  This is, of course, contingent on increasing sales volumes and maintaining our billing rates.

Moving down the P&L, let me now discuss trends in operating expenses.

During the quarter, operating expenses were $2.1 million, compared to $3.1 million in the fourth quarter of 2003, and $2.4 million in the third quarter of 2004.  The decrease is due to a variety of items including facility costs, headcount costs, professional fees and closure of our Japan operation.  The decrease from the third quarter of 2004 was $220,000, of which the bulk stemmed from lower facility costs relating to headquarter move costs present in the third quarter and related items.

For the year-ended 2004, total operating expenses were $10 million compared to $11.9 million in 2003, a decrease of $1.9 million.  However, 2003 benefited from a restructuring gain of $3 million.  The year-over-year decrease relates to the factors noted previously.

As we mentioned in our press release, we have made substantial progress right-sizing our operating expenses and believe there is leverage in our operating platform.  Although we will certainly continue to watch expenses closely, we do not expect them to decrease further.  We have the following commentary relative to operating expense trends in 2005:

First, we expect to prudently invest in R&D in the coming year to support our product initiatives, primarily through headcount additions.  Our plan is, of course, that the revenue resulting from new products will more than offset incremental R&D, but the timing of that revenue is unclear.

Second, we don’t foresee significant investments in sales or marketing in 2005.  We currently have what we consider to be a healthy investment in those areas, other than internationally.  We need to provide our sales team with additional products and services to sell to our already significant customer base.

Lastly, on the G&A front, we expect to incur some incremental costs associated with Sarbanes-Oxley compliance but haven’t had time to fully analyze the implications of the 404 compliance extension announced yesterday by the SEC.  Our corporate rent expense will also increase approximately $80,000 per quarter under the terms of our lease, but will be partially offset by lower insurance and other costs.  We foresee little growth in G&A expense otherwise.

The previous discussion does not consider the impact of the recently issued Statement of Financial Accounting Standard 123R, addressing stock option accounting, which will be effective for BSQUARE in Q3 2005.  FAS 123R requires all share-based payments to employees, including grants of stock options, be recognized as an expense in the financial statements based on their fair value.  FAS 123R contrasts with our current method of accounting wherein there is generally no recognition of expense in the financials.  We are evaluating FAS 123R and expect that its adoption will have a material impact on our results. Our FAS 123 proforma expense, which we have disclosed in the footnotes to our financial statements, was $1.6 million for fiscal 2004.

Let me now speak to the bottom-line for the quarter and full year.

The company reported net income for the quarter of $78,000 ($0.0 per diluted share), which included $23,000 in income from continuing operations.  The fourth quarter marked the second straight profitable quarter for the company.  This compared to a net loss of $3.7 million ($0.10 per diluted share) in the fourth quarter of 2003, and net income of $208,000 ($0.01 per diluted share) in the third quarter of 2004, on substantially higher revenue and income from discontinued operations of $169,000 in the third quarter.

For the twelve months ended December 31, 2004, the company reported a net loss of $7.1 million, including a loss from continuing operations of $795,000, which compared to a net loss of $14 million in 2003, which included a loss from continuing operations of $4.5 million.

In the fourth quarter, we had income from the previously discontinued Power Handheld operation of $55,000.  This related primarily to the reversal of previously established warranty reserves as warranty activity has been minimal.  On a go-forward basis, we don’t expect any discontinued ops activity.

Now, I would like to turn to our balance sheet.

The company’s cash and cash equivalents and short-term investments declined by $1.2 million, to $12.9 million at December 31, 2004.  $1.2 million of that balance is restricted.  Our unrestricted cash increased by $280,000 during the quarter.  The overall decrease was due to the decline in sales of Microsoft embedded operating systems during the quarter, the timing of those sales within the quarter, and the resulting impact on royalty payments to Microsoft.  The royalty payable to Microsoft as of December 31, 2004 declined by $1.9 million compared to the end of Q3.  Additionally, the company made the last of its lease restructuring payments of $285,000 during the quarter.  The company has no outstanding debt.

Going forward, we expect our cash flow to closely approximate our bottom line with two exceptions.  First, we are obligated to pay Microsoft approximately $300,000 in Q1 as a condition of the audit settlement.  Second, as we saw this quarter, our working capital can swing quite significantly resulting from the volume of sales of Microsoft operating systems and the timing thereof in the quarter.  We don’t expect significant capex or other non-operational cash uses in 2005.

Now I’d like to turn the call over to Brian.

Thanks, Scott.

I will spend a few minutes reviewing our 2004 business results against the objectives that we set at the beginning of the year.  Then, I will comment on our current results and on our 2005 initiatives.

At the beginning of 2004, we set four primary objectives:

First, we wanted to stem our losses and return the company to profitability on a quarterly basis.  We accomplished this objective, reporting two consecutive quarters of profitability.

Second, we set out to improve the marketing and sales synergies between our Microsoft Embedded Windows software, professional services and BSQUARE software product lines.  We continue to feel that these product lines are complementary, and that our licensing sales allow us to reach a large number of customers each quarter with the potential to up sell our other products and services.  We made progress in this area, and can point to specific customers who are now purchasing multiple products and services from BSQUARE.  We are still not satisfied with our results, and will continue to focus on this objective in 2005, by creating more integrated marketing and sales programs.

Third, we committed to enhancing BSQUARE’s own intellectual property position by creating a device solution roadmap, increasing our R&D efforts, and looking for complementary acquisitions.  While we made progress on this objective during the year, there is much work to do.  We developed a roadmap for our next generation SDIO-Now! Technology which we believe will extend the life of this product through 2005 and beyond; we released the BSQUARE Audio Manager, the first tangible results of our efforts to leverage the great work we do in our professional services organization; and, we have put together a device development solution roadmap that I will discuss further in a moment.

And finally, we indicated that we would seek outside funding for the Power Handheld.  We were not successful in our funding efforts, and we shut down our Power Handheld business unit in the second quarter.

In summary, we feel that 2004 was a good year for BSQUARE, and that we have created a solid operating platform that we can grow from.

Next, I would like to highlight a few specific items from our fourth quarter, and then close by talking about our 2005 objectives.

In November, we released version 2.0 of our SDIO-Now! technology.  This version includes new functionality and enhancements that our customers have been asking for, including performance improvements and support for the latest SD Card Association specification.  Because much of our SDIO revenue comes from runtime royalties, we expect to see a short-term lull in our SDIO revenue as our customers begin incorporating our version 2.0 technology into devices that will be released later this year.

We were disappointed in our sales of Microsoft Embedded operating systems during the quarter.  However, we expect these sales to increase in Q1 for the reasons mentioned earlier.  During 2005, we expect our Microsoft Embedded Operating System business to grow approximately 10%.  Additionally, we believe there is incremental revenue upside coming from new products that Microsoft is releasing into the channel, such as Windows XP

PRO with Embedded restrictions and Windows Embedded for Point of Sales, otherwise known as WEPOS.  Because of the competitive nature of licensing sales, we expect that margins will be generally flat during 2005.

Turning to our service revenue line, we were disappointed to be flat again this quarter.  We do not think that the performance is market-related as we continue to see a healthy sales pipeline of service deals.  Rather, we think that our issue is related to ramping the additional sales people we recently brought in, and ensuring that all our marketing and sales efforts are well coordinated and executed.  We recently hired new sales management to drive our services sales efforts, and will continue to focus on this during 2005.

During the quarter we completed 20 service engagements.  Examples of projects worked on include:

•                  We were selected by Data Evolution to provide a wide-range of hardware and software engineering services for the next generation Clio tablet device based upon Windows CE 5.0.

•                  We worked with several semiconductor partners, including Texas Instruments, AMD, Freescale and Sharp to port Windows CE and Windows Mobile to their platforms.

•                  We worked with a large OEM in Taiwan on a ruggedized Windows Mobile device.  It’s notable that this is the second major project utilizing resources from both our Bellevue and Taiwan locations, proving that we can blend our services organizations to gain both cost and locality advantages for our US and Asian customers.

We recently announced the departure of Tracy Rees, our former Executive Vice President of Sales, Marketing and International.  Tracy made great contributions to our turnaround, and we were sorry to see him leave.  We have reassigned Tracy’s responsibilities to other members of the management team, and as mentioned earlier have recently hired new management to direct our professional services sales force.

Finally, I would like to spend a few minutes updating you on the investments we are making to grow our business.

I talked to you in the last call about our efforts to define new smart device solutions based on discussions with our customers.  The initial fruits of these efforts have been seen in the release of SDIO version 2.0, and the BSQUARE Audio Manager, both of which are based on direct customer feedback we received in the past year.

We also discussed our efforts to provide embeddable technologies that can form the foundation of our customers’ products.  In the near-term, these technologies will take the form of specific industry reference solutions that are made up of best of breed technologies developed by BSQUARE and by our partners.

We think that BSQUARE is the best in the world at creating optimized board support software that connects hardware to embedded Windows operating systems, as well as specific device middleware solutions, like our SDIO technology.  We intend to combine our board support software with hardware platforms we obtain from our partners and add standardized middleware to create industry-specific reference solutions. Because of our long experience in device development, and because we are starting with IP from our product development and professional service efforts, we will believe that our reference solutions will be highly optimized in areas that are important to customers such as reliability, performance and power management.  By adopting our solutions, our customers will have a head start in creating their devices, and will be able to focus on creating their value added applications and features.

We have made good progress in these efforts.  First, we hired Pawan Gupta to lead our product efforts.  Pawan has a great background, including time at both Toshiba and Microsoft, and in the short time he has been here, he has made a great contribution towards executing our strategy.  Second, we have identified the technologies that we will build, and those that we will partner for, and we are executing down both paths.  Third, we have engaged several key customers and partners to help guide us in our efforts such that the solutions we deliver to the market will be well received.

I would love to be able to describe our efforts in more detail because we are really excited about the path we are on.  However due to the competitive nature of the market, and the sensitivity of discussions with our partners, I cannot talk in more detail at this time.  As we get closer to releasing our products, you should expect additional announcements in the next few quarters.

Now, I’ll wrap up the call with some guidance commentary.

As you’ve heard in the prior discussions, our historical results, particularly our top line performance, have, and will continue to experience, a great deal of variability driven by swings in third party software revenue, especially Microsoft licensing.  Additionally, we have experienced lumpiness in our service revenue due to contract and project delays.  These factors, coupled with the usual uncertainty associated with new proprietary growth initiatives, makes it difficult at this time to provide long-term guidance until we gain better visibility into our product initiatives.  Therefore we will be restricting our guidance to the next quarter only.  For Q1, we expect to report $9.8 to $10.2 million in top line revenue with a small loss to breakeven at the bottom-line.  Although we expect a top-line improvement from Q4, operating expenses will increase in the first quarter to fund R&D and our overall salary expense will increase as FICA and other fringe costs reset in the first quarter of each year.

That ends the scripted portion of the call today.  I would like to thank everyone for their time today and continued interest in BSQUARE.  We will now open up the call for questions.